Item 77(i): Terms of new or amended securities

Articles of Amendment to the Declaration and Agreement of Trust of Lord Abbett Securities Trust, a Delaware statutory trust (the “Trust”), executed on March 10, 2011, is incorporated by reference to Post Effective Amendment No. 65 to the Trust's Registration Statement on Form N-1A filed with the U.S. Securities and Exchange Commission on March 18, 2011. The Amendment established a new series of shares of the Trust to be designated the "Lord Abbett Growth Leaders Fund" and established the following classes of the Lord Abbett Growth Leaders Fund: Class A, Class C, Class F, Class I, Class R2 and Class R3.